UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

LIFEWAY FOODS, INC.
(Name of Registrant as Specified In Its Charter)
Ludmila Smolyansky Edward Smolyansky Richard Beleutz Cindy Curry Michael Leydervuder George Sent Robert Whalen
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒ No fee required
☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On the date hereof, Edward Smolyansky publicly disclosed the letter attached hereto as Exhibit 1 by filing it with the Securities and Exchange Commission (“SEC”) as an exhibit to Amendment No 22 to the Schedule 13D (the “Schedule 13D”) filed by him and the other reporting persons named therein. In addition, on the date hereof Mr. Smolyansky issued the press release attached hereto as Exhibit 2. Copies of these materials will be available at the website maintained by Mr. Smolyansky at www.freeLifeway.com.

Important Information and Where To Find It

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy to vote on any matter at the 2025 annual meeting of shareholders of Lifeway Foods, Inc., an Illinois corporation (“Lifeway”), by Mr. Smolyansky will be made through a definitive proxy statement. Promptly after Mr. Smolyansky files a definitive proxy statement with the SEC, he intends to mail the definitive proxy statement and accompanying proxy card (or a notice of internet availability of proxy materials) to requisite shareholders. Lifeway shareholders are urged to read Mr. Smolyansky’s proxy statement, including any amendments or supplements thereto, and his other soliciting materials, if any, when they become available because they will contain important information. Shareholders may obtain, free of charge, copies of the proxy statement and other relevant documents when filed with the SEC at www.sec.gov.

Participants in the Solicitation

Mr. Smolyansky has given notice of his intent to nominate Ludmila Smolyansky, Edward Smolyansky, Richard Beleutz, Cindy Curry, Michael Leydervuder, George Sent and Robert Whalen (each, a “Nominee”) for election as directors of Lifeway at its 2025 annual meeting of shareholders. Each Nominee may be deemed to have an interest in any solicitation of proxies by Mr. Smolyansky by virtue of his nomination.

The participants (the “Participants”) in any solicitation of proxies by Mr. Smolyansky may be deemed to be Mr. Smolyansky and each of the other Nominees. Lifeway shareholders can obtain information regarding the Participants and their direct and indirect interests, by security holdings or otherwise, in the solicitation from the Schedule 13D and the exhibits thereto, which are incorporated herein by reference.

2